Exhibit 99.1

 PRESS RELEASE

FOR IMMEDIATE RELEASE

February 6, 2013

Contact: Keith Schroeder

Chief Financial Officer

(918) 824-4605

ORCHIDS PAPER PRODUCTS COMPANY SETS NEW TWELVE-MONTH NET SALES

RECORD, SURPASSES $100 MILLION IN NET SALES; REPORTS 2012 RESULTS

PRYOR, OKLAHOMA (February 6, 2013) – Orchids Paper Products Company (NYSE MKT: TIS) today reported year-end 2012 financial results.

Summary:

•	Full year net sales increased $3.0 million, or 3%, to $100.8 million, marking the first time the Company has achieved more than $100 million in net sales. Total net sales in the fourth quarter of 2012 decreased 6% to $24.0 million, compared with $25.7 million in the same period in 2011.
•	Full year net sales of converted product were $90.5 million, a new twelve-month record, which represented an increase of $8.6 million, or 10%, over 2011. Net sales of converted product in the fourth quarter of 2012 were $21.8 million, a decrease of $2.0 million, or 8%, over the prior year quarter.
•	Full year net income for 2012 was $9.3 million, an increase of $3.1 million, or 49%, compared to the $6.2 million in 2011. Fourth quarter 2012 net income was $2.2 million, a decrease of $561,000, or 21%, compared with $2.7 million of net income in the same period of 2011.
•	Full year diluted net income per share was $1.18 per share for the 2012 period compared to $0.80 per diluted share for 2011. Diluted net income per share for the fourth quarter 2012 was $0.28 per diluted share compared with $0.35 per diluted share in the same period in 2011. Earnings per share for the fourth quarter of 2012 were negatively affected by approximately $0.02 per share due to a change in the estimated full-year effective tax rate. Earnings per share in the fourth quarter of 2011 were increased by $0.03 per share due to a change in the estimated full-year effective tax rate.

Mr. Robert Snyder, President and Chief Executive Officer, stated, “We are pleased to announce that our full year results include record sales levels for both converted product and total net sales, with converted product shipments of just over 7 million cases. This achievement continues our long-term trend of increasing sales. Shipments of the previously announced new business gains of approximately 1.1 million cases are proceeding within our expectations and we are off to a strong start in 2013. Additionally, we have secured additional new business that we expect will increase our annual run rate by the third quarter of 2013 to approximately 9 million cases.”

Mr. Snyder added, “Our expected business growth in 2013 is the result of our continued success in penetrating the mid and premium tier market. These successes are a result of the diligent efforts of our team to further product development, implement our market strategy and deliver best in class customer service. The market for business opportunities continues to be strong and we are optimistic about our future growth.”

Three-month period ended December 31, 2012

Net sales in the quarter ended December 31, 2012 were $24.0 million, a decrease of $1.7 million, or 6%, compared to $25.7 million in the same period of 2011. Net sales of converted product were $21.8 million in the 2012 quarter, unfavorable by $2.0 million, or 8%, compared to the $23.8 million of net sales in the same quarter last year. Net sales of parent rolls were $2.2 million in the fourth quarter of 2012, an increase of $380,000, or 20%, compared to $1.9 million of parent roll sales in the same quarter last year. The decrease in converted product sales resulted from a 10% decrease in converted product tonnage shipped partially offset by a 2% increase in net selling price per ton. The decrease in shipments was primarily due to promotional sales activities in the 2011 quarter which did not repeat in the current year quarter. The increase in parent roll sales resulted from an 18% increase in tonnage shipped and a 2% increase in net selling price per ton. Net sales of parent rolls were higher primarily due to the reduced requirements of our converting operations during the quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the quarter ended December 31, 2012 was $5.4 million, a decrease of $142,000, or 3%, compared to $5.5 million in the same period in the prior year. As a percent of net sales, EBITDA was 22.3% in the 2012 quarter compared with 21.4% in the 2011 quarter.

Gross profit for the fourth quarter of 2012 was $5.4 million, a decrease of $157,000, or 3%, when compared with a gross profit of $5.6 million in the prior year quarter. Gross profit as a percent of net sales was 22.6% in the fourth quarter of 2012 compared to 21.8% for the same period in 2011. As a percent of net sales, gross profit increased primarily due to lower fiber prices and lower maintenance and repair costs in the paper manufacturing operation, being partially offset by the lower sales of converted product and higher converting production per unit costs during the quarter.

Cost per ton of fiber in the fourth quarter of 2012 was 21% lower than the costs incurred in the same quarter of 2011, resulting in a reduction in cost of sales of approximately $1.0 million. Converted product sales decreased as a percentage of overall sales, which had a negative effect on overall gross profit because converted product sales generally provide a higher gross profit margin than parent roll sales. Decreased production of converted products during the quarter had a negative impact on absorption of fixed costs, resulting in increased per unit converted product costs.

Selling, general and administrative expenses in the fourth quarter of 2012 totaled $2.0 million, an increase of $122,000, or 6%, compared to $1.9 million incurred in the same quarter of 2011. As a percent of net sales, selling, general and administrative expenses increased to 8.4% for the quarter ended December 31, 2012, compared to 7.4% in the prior year quarter.

Interest expense for the fourth quarter of 2012 totaled $99,000 compared to interest expense of $104,000 in the same period in 2011.

As of December 31, 2012, the estimated effective tax rate for the full year is 30.9%. This is higher than the 30.0% we estimated as of the end of the third quarter of 2012. As a result of finalizing our annual tax estimate during the quarter, the effective rate for the fourth quarter of 2012 was 34.6%. This negatively affected diluted earnings per share in the fourth quarter of 2012 by approximately $0.02 per share.

Total debt outstanding as of December 31, 2012 was $16.2 million, which when offset by the total of cash and short-term investments of $10.7 million, resulted in net debt of $5.5 million.

On December 18, 2012, the Company paid dividends totaling $1.9 million, or $0.25 per share, to stockholders of record as of December 3, 2012. The Company paid dividends totaling $6.4 million, or $0.85 per share, to stockholders during the twelve months ended December 31, 2012.

Twelve-month period ended December 31, 2012

Net sales for the twelve-month period ended December 31, 2012 increased $3.0 million, or 3%, to $100.8 million when compared to the $97.8 million reported for the prior year period. Net sales of converted product were $90.5 million for the 2012 period, an increase of $8.6 million, or 10%, when compared to the prior year period. As a result of the increased converted product sales, net sales of parent rolls for 2012 decreased $5.6 million, or 35%, to $10.3 million compared to $15.9 million in the prior year period. Converted product sales increased due to a 12% increase in tonnage shipped being partially offset by a 1% decrease in net selling prices per ton. The decrease in parent roll sales resulted from a 37% decrease in tonnage shipped being partially offset by a 3% increase in net selling price per ton.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the twelve-month period ended December 31, 2012 was $21.3 million, an increase of $5.1 million, or 31%, compared to $16.2 million in the same period in the prior year. As a percent of net sales, EBITDA was 21.2% in the 2012 period compared with 16.6% in the 2011 period.

Gross profit for the twelve-month period ending December 31, 2012 was $22.6 million, an increase of $6.6 million, or 41%, over the $16.0 million for the 2011 period. The improvement is primarily the result of lower fiber prices, higher converted product sales and lower per unit converting production costs, which were partially offset by higher maintenance and repair costs in the paper manufacturing operation.

Our cost of fiber for 2012 was approximately 23% lower than the cost for the prior year, which had the effect of reducing our cost of sales by approximately $5.0 million. Converted product sales increased as a percent of overall sales, which had a positive effect on overall gross profit margins due to the product mix shift to higher margin converted product sales from lower margin parent roll sales. Converting production costs per case decreased primarily due to an 11% increase in the number of cases produced during 2012 and due to improved operating efficiencies. Maintenance and repair costs in the paper manufacturing operation were higher than prior year by approximately $822,000.

Selling, general and administrative expenses for the twelve-month period ended December 31, 2012 were $8.5 million, an increase of $1.6 million, or 24%, compared to the prior year period. As a percent of net sales, selling, general and administrative expenses were 8.4% for the 2012 period compared to 7.0% for the 2011 period. The increased expenses were primarily due to higher professional fees, higher expense under our incentive bonus program due to our higher earnings and higher artwork related expenses due to our new product development efforts, as well as increased commission expense due to higher levels of converted product sales.

Interest expense for the twelve-month period ended December 31, 2012 was $407,000 compared to the $647,000 reported for the 2011 period. The reduction was due to the refinancing of the Company’s debt facility in April 2011.

Conference Call/Webcast

The Company will hold a teleconference to discuss its full year financial results at 10:00 a.m. (ET) on Thursday, February 7, 2013. All interested parties may participate in the teleconference by calling 800 860 2442 and requesting the Orchids Paper Products teleconference. A question and answer session will be part of the teleconference’s agenda. Those intending to access the teleconference should dial in fifteen minutes prior to the start. The call may also be accessed live via webcast through the Company’s website at www.orchidspaper.com under “Investors.” A replay of the teleconference will be available for 30 days on the Company’s website.

Non-GAAP Financial Measures

This press release contains non-GAAP financial measures. A non-GAAP financial measure is a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States in the statement of income, balance sheet or statement of cash flows of a company. The two non-GAAP financial measures used within this press release are 1) EBITDA and 2) Net Debt.

EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flow from operating activities or a measure of our liquidity. EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization. Management believes EBITDA facilitates operating performance comparisons from period to period and company to company by eliminating potential differences caused by variations in capital structures (affecting relative interest expense), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense).

Net Debt is not a measurement of financial performance under GAAP and should not be considered as an alternative to total debt outstanding, total liabilities or any other performance measure derived in accordance with GAAP. Net Debt represents total debt outstanding reduced by cash and short-term investments on hand. Management believes the presentation of Net Debt provides the reader with additional information regarding the Company’s liquidity and debt leverage positions.

Forward-Looking Statements

This release contains forward-looking statements that involve certain contingencies and uncertainties. The Company intends these forward-looking statements to be covered by the safe harbor provision for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and involve known and unknown risks, uncertainties and other factors that may cause its actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of such terms or other comparable terminology. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. These statements are only predictions.

Factors that could materially affect the Company’s actual results, levels of activity, performance or achievements include, without limitation, those detailed under the caption “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, as filed with the Securities and Exchange Commission on March 7, 2012.

The Company’s actual results may be materially different from what it expects. The Company does not undertake any duty to update these forward-looking statements after the date hereof, even though the Company’s situation may change in the future. All of the forward-looking statements herein are qualified by these cautionary statements.

About Orchids Paper Products Company

Orchids Paper Products Company is an integrated manufacturer of tissue paper products serving the at home private label consumer market. From its operations in north east Oklahoma, the Company produces a full line of tissue products, including paper towels, bathroom tissue and paper napkins, to serve the value through premium quality market segments. The Company provides these products to retail chains throughout the United States For more information on the Company and its products, visit the Company’s website at http://www.orchidspaper.com.

Orchids Paper Products Company
Selected Financial Data
(in thousands, except tonnage, price and cost per ton and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2012	2011	2012	2011
Converted Product Net Sales	$21,789	$23,809	$90,505	$81,949
Parent Roll Net Sales	2,246	1,866	10,314	15,894
Net Sales	24,035	25,675	100,819	97,843
Cost of Sales	18,596	20,079	78,253	81,886
Gross Profit	5,439	5,596	22,566	15,957
Selling, General and Administrative Expenses	2,028	1,906	8,456	6,810
Operating Income	3,411	3,690	14,110	9,147
Interest Expense	99	104	407	647
Other (Income) Expense, net	(10)	(9)	302	(42)
Income Before Income Taxes	3,322	3,595	13,401	8,542
Provision for Income Taxes	1,149	861	4,144	2,344
Net Income	$2,173	$2,734	$9,257	$6,198

Average number of shares outstanding, basic	7,610,817	7,517,309	7,564,799	7,497,205
Average number of shares outstanding, diluted	7,899,205	7,774,755	7,831,722	7,721,795

Net income per share:
Basic	$0.28	$0.37	$1.22	$0.83
Diluted	$0.28	$0.35	$1.18	$0.80

Cash dividends paid	$1,910	$1,506	$6,443	$3,753
Cash dividends per share	$0.25	$0.20	$0.85	$0.50

Operating Data:
Total Tons Shipped	12,596	13,425	53,995	55,514
Net Selling Price per Ton	$1,908	$1,912	$1,867	$1,762
Total Paper Cost per Ton Consumed	$731	$778	$754	$823
Total Paper Cost	$10,507	$10,942	$42,566	$46,337

Cash Flow Data:
Cash Flow Provided by (Used in):
Operating Activities	$5,686	$5,031	$17,451	$15,655
Investing Activities	$(2,470)	$(1,643)	$(9,788)	$1,969
Financing Activities	$(1,237)	$(1,580)	$(6,226)	$(13,469)

	As of
	December 31,	December 31,
Balance Sheet Data:	2012	2011
Cash	$5,734	$4,297
Accounts Receivable, net	5,406	6,939
Inventory, net	10,275	7,811
Short-Term Investments	5,027	2,019
Income Taxes Receivable	607	285
Other Current Assets	1,074	1,278
Property Plant and Equipment	125,579	119,853
Accumulated Depreciation	(34,391)	(27,568)
Net Property Plant and Equipment	91,188	92,285
Other Long Term Assets	47	54
Total Assets	$119,358	$114,968

Accounts Payable	$3,685	$3,520
Accrued Liabilities	2,832	2,615
Total Debt	16,231	17,383
Deferred Income Taxes	19,432	18,801
Total Stockholders' Equity	77,178	72,649
Total Liabilities and Stockholders' Equity	$119,358	$114,968

Non-GAAP Measurements

	Three Months Ended December 31,		Twelve Months Ended December 31,
EBITDA Reconciliation:	2012	2011	2012	2011
Net Income	$2,173	$2,734	$9,257	$6,198
Plus: Interest Expense	99	104	407	647
Plus: Income Tax Expense	1,149	861	4,144	2,344
Plus: Depreciation	1,935	1,798	7,541	7,052
Earnings Before Interest, Income Tax and Depreciation	$5,356	$5,497	$21,349	$16,241
and Amortization (EBITDA)
	As of
	December 31,	December 31,
Net Debt Reconciliation:	2012	2011
Current Portion Long Term Debt	$1,152	$1,152
Long-Term Debt	15,079	16,231
Total Debt	16,231	17,383
Less Cash	(5,734)	(4,297)
Less Short-Term Investments	(5,027)	(2,019)
Net Debt	$5,470	$11,067